UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

Filed by the Registrant ☐

Filed by a Party Other than the Registrant ☒

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☐	Preliminary Proxy Statement
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☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting Material Pursuant to Section 240.14a-12

Power REIT

(Name of Registrant as Specified In Its Charter)

Paul M. Dorsey

Andrew M. Wasco

Joseph M. Vrankin

Joyce Johnson-Miller

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Support A Prudent Plan for Your Assets, Support the Dorsey Nominees!

Paul Dorsey, a fellow shareholder, has spent his personal time and money to find highly qualified candidates who share his philosophy of conservative, prudent investment, have no ties to the past at Power REIT, know how to analyze and create winning investment strategies, and most importantly, are independent of Lesser and his Current Board:

The Business Plan of the Dorsey Nominees

The Dorsey Nominees favor a prudent, gradual and safe growth strategy: steady, conservative investments in properties producing current income, with quality, long-term tenants, whose underlying value is based on sound, time-tested fundamentals.

•	The Dorsey Nominees consider lease executed credit worthy, bona fide tenants a prerequisite for a ‘traditional’ and ‘stabilized’ asset to be considered for investment.
•	Investments may include interests in land and other real property.
•	The Dorsey Nominees have the business experience and backgrounds to analyze the risk/reward of investments,
•	The Dorsey Nominees believe in analyzing the Tax, Investment Risk, Competitive Environment, and Life Cycle of Real Estate Investments prior to jumping in,
•	The Dorsey Nominees will not put themselves in a position which conflicts with the Shareholder’s best Interest,
•	The Dorsey Nominees shall not participate in the types of potential self dealings enumerated in the Trust’s Form S-3.

The Dorsey Nominees' property acquisition strategy will be to identify stabilized properties, those with lease-executed, credit worthy and bona fide tenants that currently generate positive cash flow and have long-term leases in place with substantially low long-term risk that such positive cash flow would be interrupted.  The Dorsey Nominees have a traditional approach: avoid high risk development projects; investigate potential tenants, not just for immediate financial ability to pay, but also look at the economic risks of the industries they are in, and try to limit its leases to those where the tenant is responsible for all costs of maintenance and upkeep (like the Pittsburgh & West Virginia Railroad, the traditional business of the Trust), all in order to better assure a steady and reliable cash flow.

Under the Dorsey Plan we do not intend to leverage current assets or cross guarantee between investments. The Dorsey strategy is to segregate assets whenever possible in a manner which reduces the chances of new acquisitions adversely affecting cash flows that could result in reduced dividend payments.

LET YOUR VOICES BE HEARD BEFORE IT IS TOO LATE, support THE DORSEY NOMINEES!!

Only your latest-dated proxy card will count. Even if you returned the Current Board’s proxy card marked “withhold” as a protest against the incumbent trustees, it will not be counted in favor of the Dorsey Nominees. You can vote for the Dorsey Nominees only on the proxy card labeled “WHITE CARD.” By returning a proxy card labeled “WHITE CARD,” you will be revoking all proxy cards you may have previously signed and returned. So please make certain that the latest-dated proxy card you return is the proxy card labeled “WHITE CARD.”

If possible, use the telephone or internet to Vote Your Shares, time is short, the mail may not be received in time for your voice to be heard.

IMPORTANT Be sure to vote on the proxy labeled WHITE. We urge you not to sign any proxy card that is sent to you by the Trust.

If any of your shares are held in the name of a bank, broker or other nominee, please contact the person responsible for your account and direct him or her to vote on the proxy labeled WHITE “FOR” Mr. Dorsey’s nominees.

Do Not Mail Your Voting Instruction Form – Use the Telephone or Internet

If you have any questions, require assistance in voting your WHITE proxy card, need additional copies of these proxy materials or directions to attend the Annual Meeting, please call Laurel Hill Advisory Group LLC at the phone numbers listed below.

Laurel Hill Advisory Group LLC

100 Wall Street, 22nd Floor

New York NY 10005

Banks and brokers call collect: 917-338-3181

All others call toll free: 888-742-1305